Exhibit 99.1

Press Release

For Release, 09:10AM ET Apr 10, 2025

Neonode Announces Changes to the Composition of Its Board of Directors

STOCKHOLM, SWEDEN, April 10, 2025 — Neonode Inc. (NASDAQ: NEON) (the “Company” or “Neonode”) today announced changes to the composition of its Board of Directors. Didier Schreiber will be appointed to the Board as a Class I Director and Cecilia Edström will, due to other commitments, resign as a Class I Director of the Board of Directors.

Didier Schreiber currently serves as Owner and Chief Executive Officer of Rondiné Consulting. He has extensive experience in operations and executive management positions in the automotive industry. Previously, he was the Senior Vice President and a member of the Executive Management Team at ZEEKR Technology EU AB/ CEVT, China Europe Vehicle Technology AB where he held various roles since 2014. Mr. Schreiber holds a PhD in the field of Combustion Technology, with applications on the Ariane rocket engine from Ecole Centrale de Paris - Chalmers University of Technology, Gothenburg.

“I am very pleased to be joining the Board of Directors at Neonode. With a team of skilled professionals, a strong focus on technology and innovation, and a portfolio of advanced solutions, Neonode is well-positioned for future profitable growth. I am genuinely excited to contribute to its development and success.” said Didier Schreiber.

“Mr. Schreiber’s extensive experience in the automotive industry will be a significant asset to Neonode during this pivotal phase, and we look forward to a close and productive collaboration,” said Ulf Rosberg, Chairman of the Board. “We also want to thank Mrs. Edström for her dedicated and professional work as director from 2022 to 2025.”

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

President and Chief Executive Officer

Pierre Daniel Alexus

E-mail: daniel.alexus@neonode.com

Phone: +46 767 60 29 90

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The Company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced research and development and technology licensing, Neonode’s technology is currently deployed in more than 90 million products, and the Company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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